Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2023 RESULTS

HOUSTON – November 7, 2023 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the third quarter of 2023.

Third Quarter 2023 Highlights and Key Items:

●	Achieved production of 18,844 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”), at the higher end of guidance, driven by operational uptime in Gabon and continued drilling success in Egypt;
● Working interest (“WI”)(2) production of 24,430 BOEPD also at higher end of guidance range;
●	Increased NRI sales to 1,812,000 barrels of oil equivalent (“BOE”), or 19,700 BOEPD above the midpoint of guidance;
● Reported lifting of 600,000 gross barrels of oil in Gabon occurred in first week of October 2023;
●	Grew unrestricted cash by 124% to $103.4 million after paying out $6.7 million in dividends in the quarter and completing $6.0 million in share buybacks;
● Since inception of the $30 million share buyback program, VAALCO has purchased over $20 million in shares;
●	Continued to collect Egyptian receivables and have reduced accounts receivable by $17.7 million in the third quarter, decreasing the outstanding current Egyptian accounts receivable to $18.8 million;
●	Reported Q3 2023 net income of $6.1 million ($0.06 per diluted share) and Adjusted Net Income(3) of $7.5 million ($0.07 per diluted share); both were reduced by a non-cash tax adjustment in Gabon of $5.3 million ($0.05 per diluted share) due to increased oil price quarter over quarter related to untaken, in-kind tax barrels;
●	Grew Adjusted EBITDAX(3) by 9% to $71.4 million compared to Q2 2023 and funded $22.5 million in capital expenditures from cash on hand and cash from operations during the third quarter of 2023;
●	Delivering meaningful cash returns to shareholders with $36 million returned year to date, representing about 41% of Free Cash Flow(3) available to shareholders; and
●	Announced quarterly cash dividend of $0.0625 per share of common stock to be paid on December 21, 2023.

(1)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable
(2)	All WI production rates and volumes are VAALCO’s working interest volumes
(3)	Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, VAALCO’s Chief Executive Officer commented, “Building a diversified portfolio of high performing assets has been part of our strategic vision for the past two years. Our continued outstanding results both operationally and financially reinforce the success of this strategy and point to a very bright future for VAALCO. Our 2023 capital program in Egypt and Canada has exceeded expectations, and coupled with our solid operational uptime in Gabon, has allowed us to deliver robust production rates. We raised production and sales guidance after our first half 2023 results and our continued strong performance has carried into the third quarter with both production and sales at the high end of our guidance ranges. We have maintained a lower cost structure and have reduced our capital run rate. All of these factors have contributed to our Adjusted EBITDAX growth and cash flow generation allowing us to return meaningful value to shareholders and grow our cash position to over $100 million at September 30, 2023. In early October, we also had another lifting in Gabon of about 600,000 gross barrels, which will further add to our healthy cash position. We expect our ability to grow cash flow in the current commodity price environment to continue through year-end. This robust cash reserve will allow us to fund our 2024 capital program, continue to return cash to shareholders through dividends and buybacks and provides meaningful financial optionality for the future.”

“Our strategic vision has proven highly successful, but it’s our employees’ commitment to operational excellence and execution that has helped VAALCO achieve record production and Adjusted EBITDAX while growing cash flow and returning significant value to shareholders. VAALCO is financially stronger, with more reserves and production, than at any other time in our history and poised to continue to grow in 2024 and beyond. We continue to have no bank debt and a growing cash position that will allow us to fund 2024 capex projects across our portfolio. We remain committed to accretively growing VAALCO both organically and through additional inorganic opportunities. The diversity and strength of our assets provide a solid foundation for sustainable growth and supports our commitment to returning and growing value for our shareholders.”

Operational Update

Egypt

In Egypt, VAALCO continued to use the EDC-64 rig in the Eastern Desert drilling campaign. The Company completed six wells in the third quarter of 2023, five development wells K-80, K-84, K-85, M-24, Arta-91 and one deep appraisal well EA-54. Drilling continues on the EA-55 development well in the fourth quarter which will be the last well of the 2023 campaign. Through operational efficiencies, VAALCO is drilling an average of two wells per month with the EDC-64 rig, nearly twice as fast as in 2022, and VAALCO has drilled 18 wells this year, while also completing the Arta-77Hz at the beginning of 2023. The 2023 firm and contingent work program was drilled faster and cheaper compared to budget, adding to its economic returns.

A summary of the Egyptian drilling campaign's impact during the third quarter is presented below:

VAALCO Egypt Q3 Wells
Well	Spud date	Pay	Zones	Completion	Interval	IP-30 Rate BOPD
K-80	7/1/2023	141.4 feet	Asl-A, B, D and E	Asl-E	16.4 feet	144
K-84	7/16/2023	98.8 feet	Asl- D, E, F and G	Asl-G	19.7 feet	158
K-85	7/31/2023	63.3 feet	Asl- D, E, F and G	Asl-E	9.8 feet	164
M-24	8/14/2023	70.2 feet	Asl-A, B and D	Asl-D	9.8 feet	120
Arta-91	9/1/2023	40 feet	Red-bed/Nukhl	Red-bed	20.0 feet	94
EA-54	9/12/2023	none	Red-bed/Nukhl	Abandoned	none	none

The East Arta 54 appraisal well in Egypt was drilled and abandoned during the period and subsequently, $1.2 million was charged to exploration expense.

Canada

VAALCO drilled and completed two wells in the first quarter of 2023, consisting of a 1.5-mile lateral and a 3-mile lateral, which were also required for land retention purposes. Both wells were drilled and completed safely and cost effectively without incident. The wells were tied in and equipped in April and early May with overall cycle times that were significantly less than historical cycle times.  The wells began flowing in May and naturally flowed through June. In early July, the pump and rods were run on both wells.  Both wells' production rates exceeded expectations, and the Company is monitoring their long-term performance while evaluating future drilling campaigns, with the intent of moving exclusively to 2.5 mile and 3-mile laterals to improve economics. This resulted in record production levels reported for Canada in 2023. Additionally, VAALCO is conducting a review of completions intensity for potential future well completions and facility and pad optimization which should improve production cycle times in the future.

Gabon

VAALCO completed its 2021/2022 drilling campaign in the fourth quarter of 2022. The Company is currently evaluating locations and planning for its next drilling campaign. Gabon production performance in the nine months ended September 30, 2023 has been strong and ahead of plan driven by improved operational uptime at Etame. The cost savings from the new Floating, Storage and Offloading vessel ("FSO") have been captured, as planned, but are being offset by increased marine cost as a consequence of inflationary (marine vessel supply rates, transportation, and contractors) and industry supply chain pressures as well as higher diesel costs due to the feed gas line being suspended due to a leak. The gas line has been successfully fixed in October and the FSO is now utilizing gas rather than diesel.

Environmental, Social and Governance

As part of the Company’s commitment to environmental stewardship, social awareness and good corporate governance, VAALCO published its annual ESG report in April 2023. The report covers VAALCO’s ESG initiatives and related key performance indicators and is available on VAALCO’s web site, www.vaalco.com, under the “Sustainability” tab. During 2022, the Company completed a materiality study, led by its ESG Engineer with input from key personnel across the organization with responsibility for engaging with its key stakeholder groups. Working with an external consultancy, VAALCO created an ESG materiality framework against which it plotted material topics informed by the Global Reporting Initiative and Sustainability Accounting Standards Board. Each of these were assessed based upon the perceived level of risk to the business and the level of management control in place.

Financial Update –Third Quarter of 2023

Reported net income of $6.1 million ($0.06 per diluted share) for the third quarter of 2023 which was down modestly compared with net income of $6.8 million ($0.06 per diluted share) in the second quarter of 2023 and $6.9 million ($0.11 per diluted share) in the third quarter of 2022. The decrease in earnings compared to the second quarter of 2023 is mainly due to higher income tax expense, losses on derivatives and well exploration costs, partially offset by increased sales revenue and decreased depreciation. depletion and amortization (“DD&A”) expense. The decrease in earnings compared to the third quarter of 2022 is primarily due to higher sales revenue due to increased volumes more than offset by higher production expense, higher DD&A expense, higher losses on derivatives and higher income taxes.

Adjusted EBITDAX totaled $71.4 million in the third quarter of 2023, a 9% increase from $65.3 million in the second quarter of 2023, primarily due to higher revenues driven by higher sales and commodity pricing. The increase in third quarter 2023 Adjusted EBITDAX to $71.4 million compared with $42.4 million, generated in the same period in 2022, is primarily due to increased revenue as a result of the TransGlobe transaction which was partially offset by lower commodity prices.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended September 30, 2023				Three Months Ended June 30, 2023
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	$64,100	$88,748	$7,832	$160,680	$87,478	$50,201	$8,325	$146,004
NGL Sales	—	—	$2,073	$2,073	—	—	$1,885	$1,885
Gas Sales	—	—	$988	$988	—	—	$703	$703
Gross Sales	$64,100	$88,748	$10,893	$163,741	$87,478	$50,201	$10,913	$148,592

Selling Costs & carried interest	$1,378	$(497)	—	$881	$2,212	$(1)	—	$2,211
Royalties & taxes	$(8,203)	$(37,944)	$(2,206)	$(48,353)	$(11,766)	$(28,892)	$(905)	$(41,563)

Net Revenue	$57,275	$50,307	$8,687	$116,269	$77,924	$21,308	$10,008	$109,240

Oil Sales MMB (working interest)	764	1,282	101	2,146	1,113	910	123	2,146
Average Oil Price Received	$83.92	$69.24	$77.89	$74.87	$78.62	$55.15	$67.76	$68.04
% Change Q3 2023 vs. Q2 2023				10%
Average Brent Price	—	—	—	$86.65	—	—	—	$77.92
% Change Q3 2023 vs. Q2 2023				11%

Gas Sales MMCF (working interest)	—	—	470	470	—	—	442	442
Average Gas Price Received	—	—	$2.10	$2.10	—	—	$1.59	$1.59
% Change Q3 2023 vs. Q2 2023				32%
Average Aeco Price ($USD)	—	—	—	$1.89	—	—	—	$1.68
% Change Q3 2023 vs. Q2 2023				13%

NGL Sales MMB (working interest)	—	—	82	82	—	—	78	78
Average Liquids Price Received	—	—	$25.27	$25.27	—	—	$24.04	$24.04
% Change Q3 2023 vs. Q2 2023				5%

Revenue and Sales	Q3 2023	Q3 2022	% Change Q3 2023 vs. Q3 2022	Q2 2023	% Change Q3 2023 vs. Q2 2023
Production (NRI BOEPD)	18,844	9,157	106%	19,676	(4)%
Sales (NRI BOE)	1,812,000	731,000	148%	1,803,000	0%
Realized commodity price ($/BOE)	$63.41	$103.61	(39)%	$59.37	7%
Commodity (Per BOE including realized commodity derivatives)	$63.38	$91.13	(30)%	$59.34	7%
Total commodity sales ($MM)	$116.3	$78.1	49%	$109.2	6%

VAALCO had net revenue increase by $7.0 million or 6% as total NRI sales volumes of 1,812,000 BOE was slightly higher than Q2 2023 but rose 148% compared to 731,000 BOE for Q3 2022. Q3 2023 sales were at the higher end of VAALCO's guidance. The Company expects fourth quarter 2023 NRI sales to be between 19,800 and 22,000 BOEPD.

Q3 2023 realized pricing (net of royalties) was up 7% compared to Q2 2023 but decreased 39% compared to Q3 2022.

Costs and Expenses	Q3 2023	Q3 2022	% Change Q3 2023 vs. Q3 2022	Q2 2023	% Change Q3 2023 vs. Q2 2023
Production expense, excluding offshore workovers and stock comp ($MM)	$39.9	$23.2	72%	$38.8	3%
Production expense, excluding offshore workovers ($/BOE)	$22.07	$31.79	(31)%	$21.51	3%
Offshore workover expense ($MM)	$(0.0)	$—	—%	$(0.2)	(88)%
Depreciation, depletion and amortization ($MM)	$32.5	$9.0	262%	$38.0	(14)%
Depreciation, depletion and amortization ($/BOE)	$18.0	$12.26	46%	$21.10	(15)%
General and administrative expense, excluding stock-based compensation ($MM)	$5.2	$2.0	159%	$4.8	8%
General and administrative expense, excluding stock-based compensation ($/BOE)	$2.9	$2.74	4%	$2.7	6%
Stock-based compensation expense ($MM)	$1.0	$—	—%	$0.6	67%
Current income tax expense (benefit) ($MM)	$2.1	$(1.2)	(275)%	$12.4	(83)%
Deferred income tax expense (benefit) ($MM)	$(2.6)	$24.0	(111)%	$(0.8)	225%

Total production expense (excluding offshore workovers and stock compensation) of $39.9 million in Q3 2023 was higher compared to Q2 2023 and the same period in 2022. The increase in Q3 2023 expense compared to Q2 2023 was driven primarily by higher costs related to higher sales volumes. The increase in Q3 2023 compared to the Q3 2022 was primarily driven by increased expense associated with higher sales and costs associated with the TransGlobe combination as well as higher costs associated with boats, diesel and operating costs. VAALCO has seen inflationary and industry supply chain pressure on personnel and contractor costs.

Q3 2023 had no offshore workover expense.  The negative $0.2 million in workover expenses in Q2 2023 was the result of a reversal of accruals on completion and tie out of the workover AFE's. There were no offshore workover expenses in Q3 2022.

Q3 2023 production expense per BOE, excluding offshore workover costs remained low at $22.07 per BOE which was in line with Q2 2023 and down 31% compared to Q3 2022 due to higher sales, lower costs in Etame associated with the FSO conversion and lower per BOE costs from the Egyptian and Canadian assets.

DD&A expense for the Q3 2023, was $32.5 million which was lower than $38.0 million in Q2 2023 and higher than $9.0 million in Q3 2022. The decrease in Q3 2023 DD&A expense, compared to Q2 2023, is due to lower DD&A costs associated with Gabon due to a lifting that occurred in early October 2023. The increase in Q3 2023 DD&A expense compared to Q3 2022 is due to higher depletable costs associated with the FSO, the field reconfiguration capital costs at Etame and the step-up in fair value of the TransGlobe assets.

Q3 2023 included a $1.2 million expense related to the East Arta 54 appraisal well in Egypt that was abandoned during Q3 2023 and subsequently expensed to Exploration Expense.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased to $5.2 million in Q3 2023 from $4.8 million in Q2 2023 and $2.0 million in Q3 2022. The increase in general and administrative expenses is primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. The Company has incurred one-time reorganization costs in 2023 as it integrates the TransGlobe assets and eliminates duplicate administrative costs. Q3 2023 G&A was within the Company’s guidance. The Company has made meaningful progress toward reducing absolute G&A costs when compared against the combined TransGlobe and VAALCO Q3 2022 costs.

Non-cash stock-based compensation expense was $1.0 million for Q3 2023 compared to no expense for Q3 2022. Non-cash stock-based compensation expense for Q2 2023 was $0.6 million.

Other income (expense), net, was an income of $0.2 million for Q3 2023, compared to an expense of $7.7 million during Q2 2022 and an expense of $0.5 million for Q2 2023.  Other income (expense), net, normally consists of foreign currency losses.  For Q3 2022, included in other (expense) income, net is $6.4 million of transaction costs associated with the TransGlobe transaction.

Foreign income taxes for Gabon are settled by the government taking their oil in-kind. Q3 2023 income tax expense was an expense of $25.8 million and is comprised of current tax expense of $26.8 million and deferred tax benefit of $0.9 million. Due to the sharp rise in oil prices subsequent to June 30, 2023, the repricing of the government oil taken in kind in Gabon to market pricing from June 30, 2023 to September 30, 2023 has resulted in higher than expected accrued taxes of approximately $5.3 million. Q2 2023 income tax expense was an expense of $11.6 million. This was comprised of $12.4 million of current tax expense and a deferred tax benefit of $0.8 million. Q3 2022 income tax expense was an expense of $22.8 million. This was comprised of $24.0 million of deferred tax expense and a current tax benefit of $1.2 million.  For all periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses.

Financial Update – First Nine Months of 2023

Production for the first nine months of 2023 more than doubled to 6,594 MBOE compared to 2,765 MBOE production in the first nine months of 2022.  The increase was driven by production from the TransGlobe assets, as well as new wells from the 2021/2022 drilling campaign in Gabon. The first nine months of 2023 saw sales volume more than double to 4,839 MBbls net crude oil compared to 2,305 MBbls for the first nine months of 2022. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first nine months of 2023 was $62.48 per barrel, representing a decrease of 43% from $109.28 realized in the first nine months of 2022.  This decrease in crude oil price reflects the softening in commodity pricing over the past year, as well as the incorporation of the TransGlobe assets which include Canadian and Egyptian crude, natural gas, and NGLs that have lower realized pricing than Gabon.

The Company reported net income for the nine months ended September 30, 2023 of $16.4 million, which compares to $34.1 million for the same period of 2022.  The decrease in net income for the nine months ended September 30, 2023 compared to the same period in 2022 was primarily due to higher production costs, higher DD&A and lower oil prices partially offset by increased sales volumes.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	194,179	193,570	22,811	410,560	289,290	—	—	289,290
NGL Sales	—	—	6,421	6,421	—	—	—	-
Gas Sales	—	—	2,649	2,649	—	—	—	-
Gross Sales	194,179	193,570	31,881	419,630	289,290	—	—	289,290

Selling Costs & carried interest	3,590	(995)	—	2,595	5,843	—	—	5,843
Royalties & taxes	(25,833)	(86,176)	(4,304)	(116,313)	(37,395)	—	—	(37,395)

Net Revenue	171,936	106,399	27,577	305,912	257,738	—	—	257,738

Oil Sales MMB (working interest)	2,404	3,032	317	5,753	2,650	—	—	2,650
Average Oil Price Received	$80.76	$63.85	$72.01	$71.36	$109.17	—	—	$109.17
% Change 2023 vs. 2022				-35%
Average Brent Price				$81.99				$105.00
% Change 2023 vs. 2022				-22%

Gas Sales MMCF (working interest)	—	—	1,327	1,327	—	—	—	—
Average Gas Price Received	—	—	$2.00	$2.00	—	—	—	—
% Change Q2 2023 vs. Q1 2023

NGL Sales MMB (working interest)	—	—	237	237	—	—	—	—
Average Liquids Price Received	—	—	$27.10	$27.10	—	—	—	—

Capital Investments/Balance Sheet

For the first nine months of 2023, net capital expenditures totaled $77.4 million on a cash basis and $63.3 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada. In the second quarter 2023 earnings release, VAALCO reduced its planned capital budget for full year 2023 from a range of $70 to $90 million to $71 to $75 million, or nearly $10 million at the mid-point of guidance. The increased efficiencies achieved in drilling wells in Egypt and Canada contributed to VAALCO's reducing its planned spending for 2023.

At the end of the third quarter of 2023, VAALCO had an unrestricted cash balance of $103.4 million. Working capital at September 30, 2023 was $51.3 million compared with $45.7 million at June 30, 2023, while Adjusted Working Capital(3) at September 30, 2023 totaled $63.3 million. VAALCO continues to work with the Egyptian General Petroleum Corporation on both collections and offsets. In addition, with the completion of drilling in Canada and Egypt, VAALCO expects to see a reduction in its outstanding Accounts Payable and Accruals.

In mid-2022, VAALCO announced entry into a new credit agreement, effective May 16, 2022, for a new five-year Reserve Based Lending (“RBL”) facility with Glencore Energy UK Ltd. (“Glencore”) that includes an initial commitment of $50 million and is expandable up to $100 million. The facility is currently secured by the Company’s assets in Gabon and matures in 2027. Key terms and covenants under the new facility include Consolidated Total Net Debt to EBITDAX (each term as defined in the RBL facility) for the trailing twelve months of less than three times and requires VAALCO to maintain a minimum consolidated cash and cash equivalents balance of $10 million. While VAALCO intends to fund its capital and shareholder returns programs with internally generated funds, the facility enhances future financial flexibility.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2023 on September 22, 2023. On November 7, 2023, the Company announced its next quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2023 ($0.25 annualized), to be paid on December 21, 2023 to stockholders of record at the close of business on November 24, 2023. VAALCO increased its per share dividend amount 92% beginning with the second quarter of 2023 compared to the quarterly dividends paid in 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the VAALCO Board of Directors (the "Board").

On November 1, 2022, VAALCO announced that its newly expanded Board formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe. The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The plan provides for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, has authority to purchase the Company’s common stock in accordance with the terms of the plan. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

Since inception of the buyback program in November 2022 through November 3, 2023, VAALCO has repurchased $20.8 million in shares.

Hedging

The Company continued to opportunistically hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder returns programs.

The following includes hedges remaining in place for the fourth quarter of 2023 and new hedges that were entered into for 2024:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
October 2023 - December 2023	Collars	Dated Brent	85,000	$65.00	$90.00
January 2024 - March 2024	Collars	Dated Brent	85,000	$65.00	$97.00
April 2024 - June 2024	Collars	Dated Brent	65,000	$65.00	$100.00

2023 Guidance:

The Company has provided fourth quarter 2023 guidance and updated its full year 2023 guidance. Driven by continued strong performance from the 2023 drilling program, production guidance for both Egypt and Canada have been raised. Additionally, due to operational excellence and continued focus on maintaining strong uptime in the field, VAALCO has raised its Gabon full year production guidance. The drilling, completions and facility improvements seen in Egypt and Canada have also driven capital costs lower and VAALCO has updated and lowered its full year capital expenditure budget. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	23,450 – 24,400	9,950 – 10,200	10,900 – 11,400	2,600 – 2,800
Production (BOEPD)	NRI	18,300 – 18,900	8,600 – 8,800	7,500 – 7,700	2,200 – 2,400
Sales Volume (BOEPD)	WI	23,050 – 24,000	9,550 – 9,800	10,900 – 11,400	2,600 – 2,800
Sales Volume (BOEPD)	NRI	17,900 – 18,500	8,200 – 8,400	7,500 – 7,700	2,200 – 2,400
Production Expense (millions)	WI & NRI	$154.0 – $160.0
Production Expense per BOE	WI	$17.00 – $19.50
Production Expense per BOE	NRI	$22.00 – $25.00
Offshore Workovers (millions)	WI & NRI	$0 – $0
Cash G&A (millions)	WI & NRI	$18.0 – $21.0
CAPEX (millions)	WI & NRI	$71 – $75
DD&A ($/BO)	NRI	$20.0 – $22.00

		Q4 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	22,900 – 24,600	9,400 – 10,100	11,100 – 11,800	2,400 – 2,700
Production (BOEPD)	NRI	17,600 – 19,400	8,100 – 8,800	7,600 – 8,300	1,900 – 2,300
Sales Volume (BOEPD)	WI	25,300 – 27,600	11,800 – 13,100	11,100 – 11,800	2,400 – 2,700
Sales Volume (BOEPD)	NRI	19,800 – 22,000	10,300 – 11,400	7,600 – 8,300	1,900 – 2,300
Production Expense (millions)	WI & NRI	$42.2 – $47.6
Production Expense per BOE	WI	$16.00 – $21.00
Production Expense per BOE	NRI	$21.00 – $26.50
Offshore Workovers (millions)	WI & NRI	$0 – $0
Cash G&A (millions)	WI & NRI	$4.0 – $6.0
CAPEX (millions)	WI & NRI	$9.5 – $12
DD&A ($/BO)	NRI	$20.0 – $22.0

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter 2023 financial and operating results tomorrow, Wednesday, November 8, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Third Quarter 2023 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

A “Q3 2023 Supplemental Information” investor deck will be posted to VAALCO’s web site prior to its conference call on November 8, 2023 that includes additional financial and operational information.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) the amount and timing of stock buybacks, if any, under VAALCO’s stock buyback program and VAALCO’s ability to enhance stockholder value through such plan; (iii) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends, buybacks and other potential returns to stockholders; (vi) expectations of future balance sheet strength; (vii) expectations of future equity and enterprise value; and (viii) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the impact and costs of compliance with laws and regulations governing oil and gas operations; the risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023.

Dividends beyond the fourth quarter of 2023 have not yet been approved or declared by the Board of Directors for VAALCO. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on VAALCO common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of September 30, 2023	As of December 31, 2022
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$103,353	$37,205
Restricted cash	111	222
Receivables:
Trade, net	22,788	52,147
Accounts with joint venture owners, net of allowance for credit losses of $0.6 and $0.3 million, respectively	1,635	15,830
Foreign income taxes receivable	—	2,769
Other, net of allowance for credit losses of $3.5 and $0.0 million, respectively	64,826	68,519
Crude oil inventory	9,287	3,335
Prepayments and other	16,115	20,070
Total current assets	218,115	200,097

Crude oil and natural gas properties, equipment and other - successful efforts method, net	467,877	495,272
Other noncurrent assets:
Restricted cash	1,787	1,763
Value added tax and other receivables, net of allowance of $9.9 million and $8.4 million, respectively	9,462	7,150
Right of use operating lease assets	3,510	2,777
Right of use finance lease assets	87,971	90,698
Deferred tax assets	31,222	35,432
Abandonment funding	6,268	20,586
Other long-term assets	1,616	1,866
Total assets	$827,828	$855,641
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,924	$59,886
Accounts with joint venture owners	1,151	—
Accrued liabilities and other	76,470	91,392
Operating lease liabilities - current portion	3,539	2,314
Finance lease liabilities - current portion	7,810	7,811
Foreign income taxes payable	33,256	—
Current liabilities - discontinued operations	673	687
Total current liabilities	166,823	162,090
Asset retirement obligations	45,201	41,695
Operating lease liabilities - net of current portion	82	686
Finance lease liabilities - net of current portion	77,862	78,248
Deferred tax liabilities	76,120	81,223
Other long-term liabilities	17,369	25,594
Total liabilities	383,457	389,536
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 121,341,251 and 119,482,680 shares issued, 105,714,499 and 107,852,857 shares outstanding, respectively	12,134	11,948
Additional paid-in capital	356,424	353,606
Accumulated other comprehensive income	844	1,179
Less treasury stock, 15,626,752 and 11,629,823 shares, respectively, at cost	(65,145)	(47,652)
Retained earnings	140,114	147,024
Total shareholders' equity	444,371	466,105
Total liabilities and shareholders' equity	$827,828	$855,641

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$116,269	$78,097	$109,240	$305,912	$257,738
Operating costs and expenses:
Production expense	39,956	23,312	38,604	106,760	67,147
FPSO Demobilization	—	8,867	5,647	5,647	8,867
Exploration expense	1,194	56	57	1,259	250
Depreciation, depletion and amortization	32,538	8,963	38,003	94,958	21,827
General and administrative expense	6,216	1,979	5,395	16,835	10,507
Credit losses and other	822	1,020	680	2,437	2,083
Total operating costs and expenses	80,726	44,197	88,386	227,896	110,681
Other operating income (expense), net	5	—	(303)	(298)	(5)
Operating income	35,548	33,900	20,551	77,718	147,052
Other income (expense):
Derivative instruments gain (loss), net	(2,320)	3,778	31	(2,268)	(37,522)
Interest expense, net	(1,426)	(234)	(1,703)	(5,375)	(355)
Other income (expense), net	183	(7,707)	(537)	(1,494)	(10,514)
Total other income (expense), net	(3,563)	(4,163)	(2,209)	(9,137)	(48,391)
Income from continuing operations before income taxes	31,985	29,737	18,342	68,581	98,661
Income tax expense (benefit)	25,844	22,843	11,588	52,203	64,467
Income from continuing operations	6,141	6,894	6,754	16,378	34,194
Loss from discontinued operations, net of tax	—	(26)	(2)	(15)	(58)
Net income	$6,141	$6,868	$6,752	$16,363	$34,136
Other comprehensive income (loss)
Currency translation adjustments	(2,216)	—	2,006	(335)	—
Comprehensive income	$3,925	$6,868	$8,758	$16,028	$34,136

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.06	$0.12	$0.06	$0.15	$0.57
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.06	$0.12	$0.06	$0.15	$0.57
Basic weighted average shares outstanding	106,289	59,068	106,965	106,876	58,900
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.06	$0.11	$0.06	$0.15	$0.57
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.06	$0.11	$0.06	$0.15	$0.57
Diluted weighted average shares outstanding	106,433	59,450	107,613	107,072	59,335

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,363	$34,136
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	15	58
Depreciation, depletion and amortization	94,958	21,827
Bargain purchase gain	1,412	—
Exploration Expense	1,194	—
Deferred taxes	(2,305)	39,540
Unrealized foreign exchange loss	932	914
Stock-based compensation	2,332	2,300
Cash settlements paid on exercised stock appreciation rights	(282)	(805)
Derivative instruments (gain) loss, net	2,268	37,522
Cash settlements paid on matured derivative contracts, net	(62)	(42,683)
Cash settlements paid on asset retirement obligations	(4,796)	—
Credit losses and other	2,437	2,083
Other operating loss, net	317	5
Operational expenses associated with equipment and other	2,560	953
Change in operating assets and liabilities:
Trade receivables	29,364	5,683
Accounts with joint venture owners	15,090	(11,118)
Other receivables	694	(2,904)
Crude oil inventory	(5,952)	(2,661)
Prepayments and other	1,198	(1,120)
Value added tax and other receivables	(3,719)	(5,371)
Other long-term assets	2,942	(2,842)
Accounts payable	(10,083)	4,129
Foreign income taxes receivable/payable	36,025	24,928
Accrued liabilities and other	(11,076)	25,182
Net cash provided by (used in) continuing operating activities	171,826	129,756
Net cash used in discontinued operating activities	(15)	(57)
Net cash provided by (used in) operating activities	171,811	129,699
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(77,365)	(103,853)
Net cash provided by (used in) continuing investing activities	(77,365)	(103,853)
Net cash used in discontinued investing activities	—	—
Net cash provided by (used in) investing activities	(77,365)	(103,853)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	593	257
Dividend distribution	(20,153)	(5,816)
Treasury shares	(17,493)	(788)
Deferred financing costs	(83)	(1,535)
Payments of finance lease	(5,246)	(193)
Net cash provided by (used in) in continuing financing activities	(42,382)	(8,075)
Net cash used in discontinued financing activities	—	—
Net cash provided by (used in) in financing activities	(42,382)	(8,075)
Effects of exchange rate changes on cash	(321)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	51,743	17,771
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,776	72,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$111,519	$90,085

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,812	731	1,803	4,839	2,305

WI PRODUCTION DATA
Etame Crude oil (MBbl)	911	968	934	2,787	2,765
Egypt Crude oil (MBbl)	1,076	—	1,054	3,032	—
Canada Crude Oil (MBbl)	101	—	123	317	—
Canada Natural Gas (Mcf)	470	—	442	1,327	—
Canada Natural Gas Liquid (Mbbl)	82	—	78	237	—
Canada Crude oil, natural gas and natural gas liquids (MBOE)	261	—	275	775	—
Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,248	968	2,263	6,594	2,765
Gabon Average daily production volumes (BOEPD)	9,901	10,525	10,262	10,209	10,127
Egypt Average daily production volumes (BOEPD)	11,691	—	11,579	11,106	—
Canada Average daily production volumes (BOEPD)	2,835	—	3,021	2,838	—
Average daily production volumes (BOEPD)	24,430	10,525	24,863	24,153	10,127

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	792	842	812	2,425	2,405
Egypt Crude oil (MBbl)	732	—	726	2,074	—
Canada Crude Oil (MBbl)	81	—	113	274.82	—
Canada Natural Gas (Mcf)	376	—	406	1,150.85	—
Canada Natural Gas Liquid (Mbbl)	66	—	72	205.52	—
Canada Crude oil, natural gas and natural gas liquids (MBOE)	210	—	253	672	—
Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,734	842	1,791	5,172	2,405
Gabon Average daily production volumes (BOEPD)	8,609	9,157	8,923	8,883	8,810
Egypt Average daily production volumes (BOEPD)	7,957	—	7,978	7,598	—
Canada Average daily production volumes (BOEPD)	2,279	—	2,776	2,462	—
Average daily production volumes (BOEPD)	18,844	9,157	19,676	18,943	8,810

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$70.78	$104.25	$64.67	$67.40	$109.17

Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$63.41	$103.61	$59.37	$62.48	$109.28
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$63.38	$91.13	$59.34	$62.47	$90.76

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$22.05	$31.89	$21.41	$22.06	$29.13
Production expense, excluding offshore workovers and stock compensation*	22.04	31.79	21.51	22.32	29.10
Depreciation, depletion and amortization	17.96	12.26	21.08	19.62	9.47
General and administrative expense**	3.43	2.71	2.99	3.48	4.56
Property and equipment expenditures, cash basis (in thousands)	$22,533	$43,575	$27,132	$77,365	$103,853

*Offshore workover costs excluded from the three months ended September 30, 2023 and 2022 and June 30, 2023 are $0.0 million, $0.0 million and $(0.2) million, respectively.

*Stock compensation associated with production expense excluded from the three months ended September 30, 2023 and 2022 and June 30, 2023 are not material.

**General and administrative expenses include $0.57, $(0.03) and $0.33 per barrel of oil related to stock-based compensation expense in the three months ended September 30, 2023 and 2022 and June 30, 2023, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.

Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted Net Income	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
Net income	$6,141	$6,868	$6,752	$16,363	$34,136
Adjustment for discrete items:
Discontinued operations, net of tax	—	26	2	15	58
Unrealized derivative instruments loss (gain)	2,321	(12,902)	(35)	2,206	(5,161)
Arrangement Costs	—	6,424	—	—	7,624
FPSO demobilization	—	8,867	5,647	5,647	8,867
Deferred income tax expense (benefit)	(985)	24,008	(813)	673	39,539
Other operating (income) expense, net	(5)	—	303	298	5
Adjusted Net Income	$7,472	$33,291	$11,856	$25,202	$85,068

Diluted Adjusted Net Income per Share	$0.07	$0.56	$0.11	$0.24	$1.43
Diluted weighted average shares outstanding (1)	106,433	59,450	107,613	107,072	59,335

(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	September 30, 2023	September 30, 2022	June 30, 2023	September 30, 2023	September 30, 2022
Net income	$6,141	$6,868	$6,752	$16,363	$34,136
Add back:
Impact of discontinued operations	-	26	2	15	58
Interest expense (income), net	1,426	234	1,703	5,375	355
Income tax expense (benefit)	25,844	22,843	11,588	52,203	64,467
Depreciation, depletion and amortization	32,538	8,963	38,003	94,958	21,827
Exploration expense	1,194	56	57	1,259	250
FPSO demobilization	—	8,867	5,647	5,647	8,867
Non-cash or unusual items:
Stock-based compensation	1,078	36	605	2,332	2,300
Unrealized derivative instruments loss (gain)	2,321	(12,902)	(35)	2,206	(5,161)
Arrangement Costs	—	6,424	—	—	7,624
Other operating (income) expense, net	(5)	—	303	298	5
Credit losses and other	822	1,020	680	2,437	2,083
Adjusted EBITDAX	$71,359	$42,435	$65,305	$183,093	$136,811

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of September 30, 2023	As of December 31, 2022	Change
Current assets	$218,115	$200,097	$18,018
Current liabilities	(166,823)	(162,090)	(4,733)
Working capital	51,292	38,007	13,285
Add: lease liabilities - current portion	11,349	10,125	1,224
Add: current liabilities - discontinued operations	673	687	(14)
Adjusted Working Capital	$63,314	$48,819	$14,495

Nine Months Ended September 30, 2023
Reconciliation of Free Cash Flow
Net cash provided by Operating activities	$171,811
Net cash used in Investing activities	(77,365)
Net cash used in Financing activities	(42,382)
Effects of exchange rate changes on cash	(321)
Total net cash change	51,743

Add back shareholder cash out:
Dividends paid	20,153
Stock buyback	15,566
Total cash returned to shareholders	35,719

Free Cash Flow	$87,462

Percent of Free Cash Flow returned to shareholders	41%